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                                 EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
theglobe.com, inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-36788, and 333-36144) on Form S-3 (Nos. 333-79677, 333-75503 and 333-67217)
on Form S-8 of theglobe.com, inc. of our report dated February 26, 2001, relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of theglobe.com, inc.

Our report dated February 26, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception, that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                  /s/ KPMG LLP

New York, New York
April 2, 2001